Exhibit 99.1

FOR IMMEDIATE RELEASE

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND PARAKOU TANKERS, INC. DISCONTINUE PROPOSED BUSINESS COMBINATION

West Palm Beach, FL and Singapore – May 7, 2015 – Cambridge Capital Acquisition Corporation (NASDAQ: CAMB, CAMBU and CAMBW) (“Cambridge”) and Parakou Tankers, Inc. (“Parakou”) today announced that they have mutually agreed to terminate their proposed business combination.

As a result, the special meeting of stockholders of Cambridge, scheduled for Friday, May 8, 2015 at 4:30 p.m. Eastern Time for the purpose of voting on the proposed business combination between Cambridge and Parakou and related proposals, has been cancelled. Cambridge’s stockholders should disregard the proxy statement/prospectus mailed to them on or about March 30, 2015.

Parakou Tankers, Inc. Overview

Parakou is a fully integrated industrial shipping company engaged in the seaborne transportation of liquid petroleum products that owns and operates a fleet of modern medium range, or MR, product tankers. As of the date of this press release, Parakou’s fleet consists of eight 51,000 deadweight ton MR product tankers, which were transferred in July 2014 from Parakou (International) Limited, a Hong-Kong based shipping firm founded in 1985. Parakou was incorporated under the laws of the Marshall Islands in January 2014 and is headquartered in Singapore.

About Cambridge Capital Acquisition Corporation

Cambridge Capital Acquisition Corporation is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Cambridge was incorporated under the laws of Delaware on October 1, 2013, completed its IPO on December 23, 2013 and currently holds $81,305,000 million in a segregated account pending the consummation of a business combination.

Contact Cambridge

Ramon Suazo

Partner

Cambridge Capital Acquisition Corporation

Tel: 561-932-1615